SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 20, 2007
GeoEye, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-50933	20-2759725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
21700 Atlantic Boulevard
Dulles, VA 20166
(Address of Principal Executive Offices)
(703) 480-7500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
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Item 7.01 Regulation FD Disclosure; Item 8.01 Other Events
As GeoEye, Inc. previously reported on March 9, 2007, our OrbView-3 spacecraft has experienced an anomaly that has prevented it from producing usable imagery. This problem was first experienced during an imaging operation on Sunday, March 4, 2007. All imagery taken since that time has been all white. There were no alarms sent from the spacecraft nor has any subsequent analysis identified any out-of-spec measurements anywhere in the spacecraft — with the exception of the imagery being all white. The troubleshooting efforts have isolated the problem to the camera electronics, but we have yet to isolate a specific component or circuit which could fully explain the problem. We remain in communication with and in full control of the spacecraft.
The OrbView-3 camera design does not include a redundant set of electronics that we could switch to in order to restore operations, such as exists in the design of our new spacecraft, GeoEye-1. There are also no other direct means to remedy or bypass the discrepant circuitry. We are continuing our investigation, and we are attempting indirect methods of affecting the circuitry (for example, temperature and calibration adjustments) to see if there is any impact which might lead to a diagnosis and/or restoration. It is our assessment that while they may help, these actions have a low probability of restoring the camera to normal operations. As a result, although we will continue to attempt to restore OrbView-3 for several more weeks to allow some of these other methods to play out, we believe it most likely that OrbView-3 will no longer be a viable component of our constellation.
GeoEye’s production revenues are not dependent upon OrbView-3, and thus we do next expect them to be impacted by a potential loss of OrbView-3.
GeoEye’s imagery revenues come from three sources: 1) U.S. Government; 2) International Ground Stations and 3) Commercial Sales. The impact of losing OrbView-3 varies across these markets.
•	Because it could only produce black and white imagery at its highest resolution, OrbView-3 did not play a significant role in serving the commercial marketplace. We believe shortfalls that may occur in this segment can be compensated for by IKONOS, our other high resolution imaging satellite.

•	OrbView-3 support to International Ground Stations is less than 10% of that provided by IKONOS and only unique in one country. We expect that IKONOS will be able to fill some of the void left by OrbView-3, and we are currently working with the affected customers to find ways to minimize the impact to their missions and for us to recapture revenue.

•	The loss of OrbView-3 in support of the U.S. Government reduces overall worldwide collection activity by our constellation in all circumstances. However, IKONOS has sufficient collection capacity that we believe we can satisfy U.S. Government contracted amounts until the launch of GeoEye-1 later this year.

•	In general, IKONOS can collect at greater than four times the rate of OrbView-3. However, IKONOS has significant commitments to overseas ground stations in some regions where OrbView-3 was not similarly committed.

•	IKONOS continues to meet all of its performance specifications, and its expected life remains unchanged: beyond mid-2008.
OrbView-3 generated approximately $25 million of imagery revenue for GeoEye in 2006. This revenue was primarily generated from the U.S. Government and International Ground Station customers. In 2007, we had expected the amount of imagery revenue generated by OrbView-3 to decline as customers waited for GeoEye-1 to come on stream. We are working with our customers to satisfy as much of their needs as possible with our IKONOS satellite and thus reduce the impact of the potential loss of OrbView -3.
The OrbView-3 satellite is insured for $40 million, and the book value at December 31, 2006 was $40.5 million. The insurance coverage is for both total loss and partial loss, with a sliding scale based on level of degradation, if a partial loss is declared. We have notified our insurance underwriters of the anomaly and will be working with them throughout the claim process.
The terms of our $250 million note require that we make a tender for the notes for the amount of insurance proceeds received, if any. To the extent the notes are tendered, we would reduce our outstanding debt on a dollar for dollar basis. To the extent the full amount of the proceeds is not used to repurchase the notes, we would retain the cash for general corporate purposes, as described under the notes.

As we have stated, the design of GeoEye-1 is superior to OrbView-3, namely in terms of redundant electronics. However, we do not know if this claim will have an impact, if any, on the premium rates for GeoEye-1.
We intend to place at least $250 million of coverage for GeoEye-1. In addition, we carry $20 million of insurance on IKONOS.
The NextView Program provided for imagery purchases following the launch of GeoEye-1 originally scheduled for February 2007. Coincidentally, the ClearView Contract, which provided for imagery purchases from IKONOS and OV-3, expired at the end of January 2007. Given that the launch of GeoEye-1 would not happen in February, there was no mechanism for NGA to purchase imagery until the launch of GeoEye-1 later this year. In January, a modification was made to the NextView Contract which allowed imagery purchase money to be spent for imagery prior to the launch of GeoEye-1. In addition, the NextView contract modification provided the ability for any spacecraft which could technically meet the specifications of a particular collection requirement to satisfy that requirement both before and after the GeoEye-1 launch. While this could reduce the amount available to GeoEye-1 imagery, the contract provides the ability for the contract to have money added to it for additional collection. We believe it is likely that NGA will continue making use of GeoEye-1 past the initial 18 month period covered by contract.
This report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. GeoEye’s actual financial and operational results could differ materially from those anticipated. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 15, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2007	GEOEYE, INC.
	By:	/s/ William L. Warren

William L. Warren Senior Vice President, General Counsel & Secretary

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